Exhibit 99.1
Hanesbrands Inc.
1000 E. Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ANNOUNCES MANAGEMENT WORKFORCE REDUCTION
Company also announces closure of yarn plant due to declining demand for certain yarn types
Winston-Salem, N.C. (Nov. 18, 2008) — Hanesbrands Inc. (NYSE: HBI) announced today that it is eliminating approximately 210 positions in management and corporate functions in order to reduce costs and navigate the challenging economic environment.
About half of the cutbacks are being made in the company’s supply chain management organization and half in the corporate functions of customer management, finance, human resources, information technology and marketing.
“Given the significant economic uncertainty, we must manage our business conservatively, and we must tightly control costs,” said Hanesbrands Chief Executive Officer Richard A. Noll. “With these actions, we are accelerating our ongoing functional consolidation and conducting additional streamlining. These are difficult but necessary actions that we must take to compete in today’s market environment and emerge as a stronger company. We regret the job losses for our very talented employees and will do everything that we can to assist in their transition.”
Employees affected by the actions will receive severance and outplacement benefits. Of the 210 positions, approximately 155 are located in Winston-Salem, 35 at various other U.S. locations, and 20 at international locations. The company has approximately 48,600 employees worldwide.
The company also announced today that it will close by year end its yarn production plant in China Grove, N.C., as a result of declining needs for higher-end ring-spun yarn used in certain underwear, sock and T-shirt products. The closure will affect 185 employees.

Hanesbrands Inc. Announces Management Workforce Reduction — Page 2
Hanesbrands expects to incur restructuring and related charges of approximately $14 million primarily in the fourth quarter for the plant and job-reduction actions, including severance costs and accelerated depreciation of fixed assets.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casual wear and active wear. Hanesbrands has approximately 50,000 employees in 24 countries. More information about Hanesbrands Inc. may be found on the internet at http://www.hanesbrands.com.
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